Exhibit 3.7
State of Delaware
Secretary of State
Division of Corporations
Delivered 11:39 AM 03/03/2009
FILED 11:39 AM 03/03/2009
SRV 090229009 — 4660914 FILE
CERTIFICATE OF INCORPORATION
OF
BK CDE, INC.
     FIRST: The name of the corporation is BK CDE, Inc.
     SECOND: The address of its registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent in charge thereof is The Corporation Trust Company.
     THIRD: The primary purpose of the corporation is serving or providing investment capital for low-income communities or low-income persons in a national service area, consistent with Section 45D of the Internal Revenue Code of 1986 (as amended, the “Code”), any applicable temporary or final regulations promulgated under the Code (“Regulations”), any guidance, rule, or procedure published by the Community Development Financial Institutions Fund of the United States Department of Treasury (“Guidance”). In connection therewith, the corporation may conduct any business which is lawful to be conducted by a corporation pursuant to the General Corporation Law of the State of Delaware. In pursuing such purpose, the corporation shall take such actions as it deems necessary or advisable to qualify and to continue the qualification of the corporation as a Community Development Entity (as defined in Section 45D(c)(1)of the Code) and to comply with Section 45D of the Code, the Regulations and the Guidance.
     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of common stock, no par value.
     FIFTH: The name and mailing address of the incorporator are as follows.

NAME	MAILING ADDRESS
Stephanie T. Greene Duffy	Squire, Sanders & Dempsey L.L.P. 41 South High Street, Suite 2000 Columbus, Ohio 43215
     SIXTH: The Board of Directors is authorized to make, alter or repeal the Bylaws of the Corporation.
     SEVENTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the Bylaws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be written ballot unless and to the extent that the Bylaws so provide.

     EIGHTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.
     NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director.
     I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this March 3, 2009.

/s/ Stephanie T. Greene Duffy
Stephanie T. Greene Duffy, Sole Incorporator